EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE
OUTFITTERS

Announces Management Change at MARTIN + OSA Brand

Warrendale, PA, October 18, 2006 - American Eagle Outfitters, Inc. (NASDAQ:AEOS) today announced that Ken Pilot, President of the MARTIN + OSA brand, has resigned to pursue other opportunities. Roger Markfield, Vice Chairman of American Eagle Outfitters, will serve as interim President. Mr. Markfield, who led the creation and development of the MARTIN + OSA brand from its inception, has been a key executive with the Company since 1993. The MARTIN + OSA management team will report to Mr. Markfield.

American Eagle Outfitters' Chief Executive Officer, Jim O'Donnell commented, "I'd like to thank Ken for his efforts to launch the MARTIN + OSA brand and wish him all the best in his future endeavors. MARTIN + OSA has a strong management team, and under Roger's leadership they will continue to drive the brand forward. I am confident that we are building an exciting new lifestyle concept for 25-40 year olds."

MARTIN + OSA, which launched in September 2006, plans to have five stores opened by the end of this year.

American Eagle Outfitters (Nasdaq: AEOS) is a leading retailer that designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle Outfitters currently operates 826 stores in 50 states, the District of Columbia and Puerto Rico, and 72 AE stores in Canada. AE also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. In September of this year, the company launched a new collection of dormwear and intimates. "aerie by American Eagle" is now available in American Eagle stores across the country and at aerie.com. It includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, aerie offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom. The company has also introduced MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men who lead an active life. MARTIN + OSA carries apparel, accessories and footwear, using denim and sport inspiration to design fun and sport back into sportswear. MARTIN + OSA currently operates three stores and plans to open two additional stores this year. For additional information and updates, visit martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding the future success and growth of our new retail concept, MARTIN + OSA. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risks associated with starting a new retail apparel brand, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contact:	Financial Media Contact:
Judy Meehan	Berns Communications Group
724-776-4857	Stacy Berns/Melissa Jaffin
212-994-4660